UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 26, 2011

American Scientific Resources, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-171789	14-1820954
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1112 Weston Road, Unit 278
Weston, FL 33326
(Address of Principal Executive Offices)

(847) 386-1384
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

See Item 2.03 below.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 26, 2011, American Scientific Resources, Inc. (the “Company”) closed on a series of six-month promissory notes (the “Notes”) in favor of eight (8) accredited investors (the “Investors”) for total proceeds of $495,000 in the aggregate (the “Offering”).  Pursuant to the terms of the Notes, interest on the unpaid principal balance of the Notes will accrue at a rate of eight percent (8%) per annum and the Notes mature six months from the date of issuance.  In order to secure the Company’s obligations under the Notes, the Company granted to each respective noteholder a lien and security interest on 5,000 units of the Company’s VeraTemp thermometer.  Further, pursuant to the terms of the Notes, the Company has the option to prepay a portion of all of the amounts owed under the Notes prior to the maturity date without penalty.

The description of the Notes does not purport to be complete and is qualified in its entirety by reference to such Notes, a form of which is attached hereto as Exhibit 4.1 and incorporated herein by reference.

Item 3.02  Unregistered Sales of Equity Securities.

As further incentive for the Offering, the Company issued to the Investors an aggregate of 266,071 seven-year common stock purchase warrants (the “Warrants”).  The Warrants have an exercise price of $0.0001 per share and also have a cashless exercise feature.  Further, the Company issued an aggregate of 348,215 Warrants to two consultants for sales compensation related to the Offering.

The Warrants and shares of common stock underlying the warrants qualified for exemption under Section 4(2) of the Securities Act since the issuance shares by us did not involve a public offering.  The Offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the Offering, manner of the Offering and number of securities offered.

The description of the Warrants does not purport to be complete and is qualified in its entirety by reference to such Warrants, a form of which is attached hereto as Exhibit 4.2 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

4.1	Form of Promissory Note

4.2	Form of Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SCIENTIFIC RESOURCES, INC.

Date: June 2, 2011	By:	/s/ Christopher F. Tirotta
Name: Christopher F. Tirotta
Title: Chief Executive Officer